Exhibit 10.01

October 5, 2020

Inspyr Therapeutics, Inc.

2629 Townsgate Road #215

Westlake Village, CA 91361

(818) 597-7552

rsilvestre@silvestrelaw.com

Ridgeway Therapeutics, Inc.

[Address]

[Address]

[Email]

Dear Colin Hislop,

Inspyr Therapeutics, Inc. (“Inspyr”) is providing this letter agreement (“Letter Agreement”) to Ridgeway Therapeutics, Inc. (“Ridgeway”) in connection with the License Agreement between Inspyr and Ridgeway effective as of August 3, 2018 (the “Agreement”). Capitalized terms not otherwise defined in this Letter Agreement shall have the meaning ascribed such terms in the Agreement.

Inspyr and Ridgeway agree in consideration of the mutual covenants expressed in this Letter Agreement that with effect from the execution of this Letter Agreement:

1.	As of the date of this Letter Agreement, the Agreement shall terminate and, except as provided herein or otherwise as provided in Sections 5.1, 7.8 and 7.9, and Articles 1, 8 through 11, 13, 14, and 17 through 20 of the Agreement, the parties shall have no further rights or obligations thereunder.

2.	All Licensed Rights under the Agreement shall revert to Inspyr. Ridgeway shall cooperate to transfer all Know-How, and any and all records and materials related thereto or developed in support of Licensed Products or otherwise developed under the Agreement, to Inspyr, and further agrees that all right, title, and interest in and to any copyrightable material, notes, records, drawings, designs, inventions, improvements, developments, discoveries, ideas and trade secrets conceived, discovered, authored, invented, developed or reduced to practice by Ridgeway, solely or in collaboration with others, under the Agreement and arising out of, or in connection with, its performance under the Agreement, and any copyrights, patents, trade secrets, mask work rights or other intellectual property rights relating to the foregoing (collectively, “Inventions”), are the sole property of Inspyr. Ridgeway also agrees to promptly make full written disclosure to Inspyr of any Inventions and to deliver and assign (or cause to be assigned) and hereby irrevocably assigns fully to Inspyr all right, title and interest in and to the Inventions.

3.	Ridgeway shall transfer all documentation, records, notes, memoranda and other materials developed under the Agreement in support of regulatory filings or regulatory approvals from the Food and Drug Administration or its equivalent agencies in non-U.S. jurisdictions to Inspyr. Ridgeway will further transfer to Inspyr, any domain names (including www.ridgewaytherapeutics.com) and other property held by Ridgeway that relate in any manner to the use and exploitation of the Licensed Products.

4.	Ridgeway and Inspyr each hereby represent and warrants to the other party:

a.	it is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to fulfill its obligations as contemplated in this Letter Agreement; and

b.	it has the corporate power and authority and the legal right to enter into this Letter Agreement, it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Letter Agreement and the performance of its obligations hereunder, and this Letter Agreement has been duly executed and delivered on behalf of such party, and constitutes a legal, valid and binding obligation of such party and is enforceable against it in accordance with its terms.

5.	Ridgeway further represents and warrants that:

a.	no sublicenses have been granted under the Agreement, or that any sublicenses granted under the Agreement have been terminated as of the date of this Letter Agreement.

b.	It owns or holds the license to the Licensed Products free and clear of all mortgages, pledges, security interest, encumbrances, liens or charges of any kind, including without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction and including any lien or charge arising by law and Ridgeway has not entered into any agreements related to the foregoing.

c.	There is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the knowledge of Ridgeway, threated against Ridgeway or any of its subsidiaries which adversely affects or challenges the legality, validity or enforceability of the license of the Licensed Products by Inspyr to Ridgeway.

6.	In consideration of the termination of certain provisions of the Agreement the transfer of certain assets, and the representations and warranties contained in this Letter Agreement, Inspyr agrees to issue to Ridgeway, or its assigns, (i) such number of shares of common stock, par value $0.0001 of Inspyr (“Common Stock”) equal to 65,000,000 shares of Common Stock to be issued on October 5, 2020 (“Initial Shares”) and (ii) 8,000 shares of Series F Preferred Stock (“Series F Preferred Stock”). Each share of Series F Preferred Stock shall (a) have a stated value of $10.00, and in the aggregate, will convert into such number of shares of Common Stock as is equal to 80% of the issued and outstanding shares of Common Stock less any Initial Shares (taking into effect any forward or reverse stock splits or consolidations) and (b) vote on an as converted to Common Stock basis. Upon repayment of the outstanding convertible notes of Inspyr held by Sabby Healthcare Master Fund, Ltd., and Sabby Volatility Warrant Master Fund, Ltd., the Series F Preferred Stock will automatically convert into Common Stock. Inspyr agrees to file a certificate of designation reflecting the foregoing terms of the Series F Preferred Stock within a reasonable time subsequent to the execution of this Letter Agreement.

7.	In the event that Inspyr: (x) has not secured equity financing resulting in aggregate gross proceeds to Inspyr of at least $5 million by the three (3) year anniversary of this Letter Agreement, or (y) Inspyr ceases operations, in exchange for the return of the Initial Shares and Series F Preferred Stock, the Agreement will be reinstated and this Letter Agreement will be deemed void ab initio.

This letter is Confidential Information of both Inspyr and Ridgeway and is subject to the nondisclosure obligations of the Agreement.

The terms of this letter shall be governed by and construed in accordance with the law of the state of Delaware (without giving effect to its principles of conflict laws).

To acknowledge your receipt of, and agreement to, this letter please execute below one of the originals of this letter and return it to me at the above address.

Very truly yours,

Inspyr Therapeutics, Inc.

By:
Michael Cain, Chief Executive Officer

Acknowledged and Agreed

Ridgeway Therapeutics, Inc.

By:
Name:	Colin Hislop
Title:	Chief Executive Officer
Date:	October 5, 2020

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